Exhibit 10.2

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

November 16, 2012

Matthew Miszewski

#####-##### ##### ##

###########, ## #####

Re:	Employment Terms

Dear Matt:

Digital Realty Trust, Inc. (the “REIT”) and DLR, LLC (the “Employment Company” together with the REIT, the “Company”) are pleased to offer you the position of Sr. Vice President, Sales of the REIT and the Employment Company on the following terms, effective as of January 7, 2013 or such other date as may be agreed between you and the Company (the “Effective Date”):

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, the Company will employ you, and you agree to be employed by the Company, as Sr. Vice President, Sales of the REIT and the Employment Company. In the capacity of Sr. Vice President, Sales, you will have such duties and responsibilities as are normally associated with such positions, and any additional duties and responsibilities assigned by your supervisor. You will report to Michael Foust, CEO, of the REIT or the Employment Company, as applicable, and will work full-time and be based at our offices located at 4 Embarcadero Center, San Francisco, CA 94111. The Company’s regular business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday, and you are expected to work a minimum of 40 hours per week. As an exempt salaried employee, you may be expected to work additional hours as required by the nature of your work assignments. Because your position is classified as exempt, you will not be eligible to receive overtime compensation for any additional hours worked.

2. BASE COMPENSATION. Your starting base salary will be $5,288.46 a week, which is $275,000 annually (Base Salary), and is subject to applicable federal, state, and local withholding, and other authorized deductions, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment.

3. ANNUAL BONUS. In addition to the base salary set forth above, you will be eligible to participate in the Company’s incentive bonus plan. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect and modified from time to time. Subject to the terms of such bonus plan and attainment of performance criteria established by the Company, your target and maximum annual bonus shall be 75% and 115%, respectively, of $150,000. The amount of the bonus, if any, will be determined by the Company, in its sole discretion, based upon your individual performance and the Company’s performance during the calendar year. Any annual bonus that becomes payable to you is intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2  1/2) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4). You must be employed on the payout date to be eligible to receive the bonus. In particular and without limitation, you will not be entitled to any bonus payment in the event you resign prior to the payout date or your employment is terminated due to a breach of Company policy, a breach of any agreement with the Company, other misconduct, or poor performance.

4. SALES COMPENSATION PLAN. The Company will formalize and present you with an incentive compensation plan, which you will be required to sign in order to earn incentive compensation. Incentive compensation will be subject to payroll deductions and all required withholdings, and will be payable in accordance with the terms of the Sales Compensation Plan. For calendar year 2013, the amount of your annual bonus will be based on the attainment of established performance goals, which are reviewed annually. Your target and maximum annual commission potential shall be 100% and 175%, respectively, of $200,000. Commissions, if any, are paid following the close of each quarter.

5. RESTRICTED STOCK AWARD. Subject to approval by the Board of the REIT (“Board”), the REIT agrees to grant to you in your capacity as an employee of the REIT or any “subsidiary corporation” thereof (within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), a Restricted Stock grant (“Grant”) equivalent to approximately $350,000 on the day of issuance. The number of shares to be issued will be determined using the NYSE closing stock price of Digital Realty Trust common stock on the first date of the Open Trading Window following receipt of Board approval or such other day as the Board may determine. Subject to your continued employment with the Company, the Grant shall vest and become exercisable in accordance with a vesting schedule approved by the Board. Consistent with the foregoing, the terms and conditions of the Grant shall be set forth in a Restricted Stock Agreement which will be provided to you for signature and as evidence of such Grant as soon as administratively possible following the Board approval.

6. BENEFITS AND VACATION. During your employment with the Company, you will be eligible to participate in any benefit plans that may now or in the future be maintained or sponsored by the Company, subject to the terms and conditions thereof. During such employment, you will also be eligible to participate in the Company’s Paid Time Off (“PTO”) plan. PTO may be used for vacation, other personal requirements, illness, injury, medical care or to care for someone else in accordance with applicable Company policies.

You can find information about current employee benefits on https://pcms.plansource.com. You will enter the following information to access the site: (User ID: ###; Password: ########).

7. RELOCATION BENEFITS. You are eligible to receive a one-time discretionary payment in the gross amount of $100,000, subject to federal, state, and other applicable payroll withholdings. This will be paid to you as quickly as administratively possible following your actual relocation to the SF Bay Area.

In addition, you will be eligible to be reimbursed for reasonable house hunting and/or temporary living expenses against actual receipts for a combined total not to exceed four weeks. Eligible expenses include house hunting and other out-of-pocket expenses for temporary living, at your discretion.

You will be eligible to be reimbursed for shipment of your household goods and automobiles (maximum of two cars) not to exceed $7,500 or thereabouts. If the actual estimate exceeds $7,500, pre-approval is required in order to be reimbursed for any additional sum.

We acknowledge that relocation of your family to the SF Bay Area will occur after completion of the current school year of your children but before start of the following school year. We anticipate that you will submit all relocation reimbursement requests to the attention of Human Resources by September 1, 2013.

Should you voluntarily resign from the Company within 12 months of the Effective Date, you will reimburse the company 50% of the one-time discretionary relocation payment of $100,000.

8. AT-WILL EMPLOYMENT. Your employment with the Company is at-will. This means that neither you nor the Company has entered into a contract regarding the duration of your employment. You are free to terminate your employment with the Company at any time, with or without reason, cause or advance notice. Likewise, the Company has the right to terminate your employment at any time, or otherwise discipline, transfer, or demote you at any time, with or without reason, cause or advance notice, at its sole discretion. The Company may also alter the terms of your employment, including, your job duties, title and responsibility and reporting level, compensation and benefits, the location of your job, as well as the Company’s personnel policies and procedures, with or without advance notice, at any time in the sole discretion of the Company. This at-will nature of your employment shall continue during your tenure as an employee and may not be changed, except in an express writing signed by you and the Company’s CEO and either (i) SVP & General Counsel or (ii) SVP, Corporate Services & Human Resources.

9. EMPLOYEE OBLIGATIONS. As a Company employee, you must abide by the Company’s policies, rules and procedures, including (without limitation) those set forth in the Company’s HR Policies, Code of Conduct and Business Ethics, Statement of Policies and Procedures Governing Material Non-Public Information and the Prevention of Insider Trading and as otherwise promulgated by the Company. As a condition of employment, you will be required to acknowledge in writing that you have read the Company’s HR Policies, and to review, sign and abide by the Company’s standard Proprietary Information and Inventions Assignment Agreement, a copy of which is enclosed with this letter.

In your work for the Company, you may not use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any confidential or proprietary documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In addition, you represent that you have no contract or agreement with any former employer or other third party that would restrict you from performing your job duties for the Company.

10. BACKGROUND AND REFERENCE CHECKS. Notwithstanding the foregoing, this offer of employment is contingent upon the satisfactory completion by the Company (or its agent) of any and all background and reference checks or other screening procedures which the Company determines to be necessary or desirable. If you are employed by the Company, you may be required to complete additional background checks from time to time during your employment. Your continuing employment will be contingent on satisfactorily completing any subsequent background checks required by the Company.

11. PAYMENT OF FINANCIAL OBLIGATIONS. In the event that your employment is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this letter may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.

12. WITHHOLDING. The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13. ENTIRE AGREEMENT. This letter, together with the Proprietary Information and Inventions Agreement and other documents referenced herein constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Company or any entity, or representative thereof. Changes to your employment terms described in this agreement, other than those changes reserved to the Company’s discretion, require a written modification signed by you and the Company’s CEO and either (i) General Counsel or (ii) Sr. Vice President, Corporate Services & Human Resources.

14. ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

As required by law, this offer of employment is contingent on your ability to provide proof of legal eligibility to accept such employment in the United States. Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature, as well as the Proprietary Information and Inventions Assignment Agreement, employment application and release forms. We prefer that you sign, scan and email all paperwork to HRdirect@digitalrealty.com. If that is not practical, please return paperwork to Patricia Saracho at 2323 Bryan St., Suite 1800, Dallas, TX 75201. Please retain one fully executed original for your files. This offer letter shall expire if not executed and returned by November 19, 2012 (subject to extension by the Company in its sole discretion).

We look forward to having you with us. If you have any questions, feel free to contact me, at (415) 738-6512.

Sincerely,

DLR, LLC,

a Maryland limited liability company

By:	Digital Realty Trust, L.P.,
a Maryland limited partnership,
its Managing Member

	By:	Digital Realty Trust, Inc.,
a Maryland corporation,
its General Partner

		By:	/s/ Ellen Jacobs
		Name:	Ellen Jacobs
		Title:	Senior Vice President,
Corporate Services & HR

Accepted and Agreed,

By:	/s/ Matthew Miszewski
Matthew Miszewski

Date: November 23, 2012